Exhibit 5.2

Goodwin Procter LLP New York Times Bldg 620 8th Ave

goodwinlaw.com +1 212 813 8800

June 13, 2023

Carbon Revolution Public Limited Company
Ten Earlsfort Terrace
Dublin 2, D02 T380
Ireland

Re:          Securities Registered under Registration Statement on Form F-4

We have acted as counsel to you in connection with your filing with the U.S. Securities and Exchange Commission of a Registration Statement on Form F-4 (File No. 333-270047) (as amended or supplemented, the “Registration Statement”) and a related prospectus included in the Registration Statement (the “Prospectus”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offering by Carbon Revolution Public Limited Company, an Irish public limited company (the “Company”), following the Merger (as defined below), of (i) 41,982,237 ordinary shares, par value $0.0001 (the “Shares”), that are to be outstanding following the merger of Twin Ridge Capital Acquisition Corp., a Cayman Islands exempted company (“Twin Ridge”), with and into Poppettell Merger Sub, a Cayman Islands exempted company (“Merger Sub”) and wholly owned subsidiary of the Company (“Merger”) and (ii) warrants to purchase up to 12,210,780 Shares (the “Warrants”) that are to be outstanding following the Merger as a result of the exchange of outstanding warrants to purchase Twin Ridge shares.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below.  We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company and others.

The opinion set forth below is limited to the law of New York.

For purposes of the opinion set forth below, we refer to the following as the “Future Authorization”:

•          the approval of the Merger by the shareholders of Twin Ridge in accordance with applicable law and the Amended and Restated Memorandum and Articles of Association of Twin Ridge, dated March 3, 2021 (the “Existing Governing Documents”) and the effectiveness of the Merger in accordance with applicable law;

Carbon Revolution Public Limited Company June 13, 2023 Page 2

       •            the approval of the (i) Business Combination Agreement, dated November 29, 2022 (as it may be amended or supplemented from time to time), by and among Twin Ridge, the Company, Carbon Revolution Limited, an Australian public company (“Carbon Revolution”) and Merger Sub, by the shareholders of Twin Ridge in accordance with applicable law and the Existing Governing Documents and (ii) Scheme Implementation Deed, dated November 30, 2022 (as it may be amended and supplemented from time to time), by and among Twin Ridge, Carbon Revolution and the Company (the “SID”);

•          the approval by the shareholders of Carbon Revolution and the Federal Court of Australia of the acquisition of Carbon Revolution by the Company, with Carbon Revolution equity being exchanged for equity of the Company by means of the implementation of a scheme of arrangement under Part 5.1 of the Australian Corporations Act 2001 (Cth);

•          the shares of Carbon Revolution being cancelled in return for consideration, with Carbon Revolution issuing a share to the Company (resulting in Carbon Revolution becoming a wholly-owned subsidiary of the Company) and the Company issuing shares to the shareholders of Carbon Revolution in accordance with the SID;

•          the execution, acknowledgement and filing with the Cayman Islands Registrar of Companies, and the effectiveness of, the Plan of Merger effecting the Merger in accordance with applicable law and the Business Combination Agreement;

•          the execution, acknowledgement and filing with the Irish Companies Registration Office, and the effectiveness of, the Amended and Restated Memorandum and Articles of Association of Carbon Revolution Public Limited Company in accordance with applicable law and the Business Combination Agreement; and

        •             the execution of the Warrant Assignment, Assumption and Amendment Documentation, to be entered into immediately upon the completion of the Merger, by and among Twin Ridge, the Company and the Company’s transfer agent.

Based on the foregoing, we are of the opinion that, following the Future Authorization, the Warrants will be valid and binding obligations of the Company.

The opinion expressed above is subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity.

This opinion letter and the opinion it contains shall be interpreted in accordance with the Core Opinion Principles as published in 74 Business Lawyer 815 (Summer 2019).

Carbon Revolution Public Limited Company June 13, 2023 Page 3

We hereby consent to the inclusion of this opinion as Exhibit 5.2 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement.  In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP